UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           SEC File Number: 0-20843
                       FORM 12b-25     CUSIP Number: 6411K 10 2

                           NOTIFICATION OF LATE FILING

(Check  One):  (X) Form 10-KSB  ( ) Form 20-F  ( ) Form 11-K ( ) Form 10-QSB
               ( ) Form N-SAR

     For  Period  Ended:  December 31, 2000
                          -------------------

     ( )     Transition  Report  on  Form  10-K
     ( )     Transition  Report  on  Form  20-F
     ( )     Transition  Report  on  Form  11-K
     ( )     Transition  Report  on  Form  10-Q
     ( )     Transition  Report  on  Form  N-SAR

     For  the  Transition  Period  Ended:
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  Read Instructions (on back page) Before Preparing Form, Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



                         PART I - REGISTRANT INFORMATION


NetJ.com, Corp
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Full  Name  of  Registrant


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Former  Name  if  Applicable


24843 Del Prado, Suite 318
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Address  of  Principal  Executive  Office  (Street  and  Number)


Dana Point, CA 92629
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City,  State  and  Zip  Code


                        PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

           | (a)     The  reasons  described in reasonable detail in Part III of
           |         this  form  could  not  be  eliminated without unreasonable
           |         effort or expense;
           |
           | (b)     The  subject  annual report, semi-annual report, transition
           |         report  on  Form 10-KSB,  Form 20-F,  11K,  Form N-SAR,  or
 (X)       |         portion thereof, will be filed on or before  the  fifteenth
           |         calendar day following  the  prescribed  due  date; or  the
           |         subject  quarterly  report of transition report on the Form
           |         10-QSB, or portion thereof will be filed on or  before  the
           |         fifth  calendar day following the prescribed  due date; and
           |
           | (c)     The  accountant's  statement  or  other exhibit required by
           |         Rule  12b-25(c)  has  been  attached  is  applicable.

                              PART III - NARRATIVE

     State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 10-QSB, N-SAR, or the transition report or portions thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)


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                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Karl E. Rodriguez                        949                248-9561
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          (Name)                    (Area  Code)            (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no identify report(s).

YES (X)      NO ( )



(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

YES (X)      NO ( )


If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
Part  III  -  Narrative


 The audit of NetJ.com, Corp. has not yet been completed and information from NetJ.com, Corp. is necessary to complete the disclosures in the Form 10-KSB.
 Such could Not be completed without  unreasonable  effort  or  expense.

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                                    Exhibit 1

                               Auditors Statement
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                                    EXHIBIT 1


                                                                      Exhibit to
                                                                     Form 12b-25

                      Statement Pursuant to Rule 12b-25(c)
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     We are the independent auditors of NetJ.com Corporation, and as of this date, we have not completed our audit of NetJ.com, and therefore are unable to furnish the required opinion on such financial statements.

     We agree with the statement contained in Part III of the accompanying Form 12b-25 as to the reasons the Annual Report on Form 10-KSB of NetJ.com Corporation for the year ended December 31, 2000 cannot be filed timely without unreasonable effort or expense.




     /s/  Chisholm  &  Associates
     ----------------------------

     CHISHOLM  &  ASSOCIATES


     North  Salt  Lake,  Utah
     April  2,  2001

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                                NetJ.com, Corp.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:          04/02/2001                   By: /S/Karl E. Rodriguez
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     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than the executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

            Intentional misstatements or omissions of fact constitute
               Federal Criminal Violations (See 18 U.S.C. 1001).l
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1. This form is required by Rule 12b-25 (17 CFR 240, 12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each nations securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

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